UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 17, 2020

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35243	90-0640593
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 Warrenville Road, Suite 600 Lisle, Illinois	60532
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (630) 824-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SXC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers

On March 17, 2020, SunCoke Energy, Inc. (the “Company”) announced the following significant developments as part of the Company’s ongoing process of director succession and refreshment, to ensure an optimal mix of skills, experience and tenure on the Company’s Board of Directors (“Board”):

1.	Appointment of Arthur F. Anton. Mr. Arthur F. Anton, 62, has been appointed as a member of the Board, effective immediately, and brings significant domestic and international manufacturing and distribution experience to the Board, including significant experience in the steel industry. During the course of his career, Mr. Anton has held various senior positions at The Swagelok Company, a large fluid systems technology company, most in the roles of Chairman and Chief Executive Officer. Before joining Swagelok in 2001, Mr. Anton was a Partner at Ernst & Young LLP, where he consulted with companies in manufacturing, energy, service, and other industries. He currently serves as a director on the boards of the following companies: Olympic Steel, a leading U.S. metals service center, where he is the Lead Independent Director and a member of both the Audit and Compliance Committee, and the Compensation Committee; The Sherwin-Williams Company, a major paint coatings manufacturer, where he serves as Chair of the Audit Committee; and Diebold Nixdorf, Incorporated, a leading manufacturer of automated teller, calculating, and accounting machinery, where he serves as Chair of the Finance Committee and is a member of the Audit Committee. Mr. Anton also serves as Chairman of University Hospitals Health System in the Cleveland, Ohio area.

It is expected that Mr. Anton will serve on the Governance Committee of the Board, and will be in the class of directors standing for re-election at the Company’s 2022 Annual Meeting of Stockholders. The Board has determined that Mr. Anton is an independent director in accordance with guidelines that the Company has adopted in compliance with applicable listing standards of the New York Stock Exchange. There is no arrangement or understanding between Mr. Anton and any other person pursuant to which Mr. Anton was selected as a director. Mr. Anton has no family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or an executive officer. In addition, he has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K. Mr. Anton will participate in the standard compensation program for the Company’s non-employee directors, described on pages 17 through 19 of the Company’s definitive Proxy Statement for its 2019 Annual Meeting of Shareholders (filed with the Securities and Exchange Commission on March 27, 2019), and his compensation will be prorated to reflect the commencement date of his service on the Board. Mr. Anton will be indemnified by the Company, pursuant to the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-laws, for actions as a director of the Company. In addition, Mr. Anton and the Company will enter into the Company’s standard form of indemnification agreement for officers and directors, requiring the Company to indemnify him against certain liabilities that may arise by reason of his service to the Company (or, at the Company’s request, another enterprise), to the fullest extent permitted by Delaware law. The foregoing description of this indemnification is qualified in its entirety by the form of Indemnification Agreement, filed as Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q filed on November 2, 2011.

2.	Retirement of Peter B. Hamilton. Mr. Peter B. Hamilton, 73, has decided to retire from service on the Company’s Board, and will not stand for re-election as a director at the Company’s 2020 annual meeting of shareholders. Mr. Hamilton has been a Board member since June 2011 and, at different times during his tenure, he has served as Chair of the Board’s Compensation Committee, as well as being a member of the Board’s Audit Committee and Governance Committee. Mr. Hamilton’s decision to retire from the Board does not arise from any disagreement with the Company, its management or the other directors on any matter relating to the Company’s operations, policies or practices, or regarding the general direction of the Company. The Board has nominated Martha Z. Carnes to stand for re-election as a director at the 2020 Annual Meeting to fill the vacancy created by Mr. Hamilton’s retirement. Ms. Carnes was appointed to the Board on December 5, 2019. With the recent additions of Mr. Anton and Ms. Carnes to the Board, the Company continues to execute a successful Board refreshment process.

Item 7.01.	Regulation FD Disclosure.

Attached as Exhibit 99.1 to this Current Report on Form 8-K, is a copy of the Company’s press release dated March 17, 2020, announcing the appointment of Mr. Antron to the Company’s Board of Directors. The press release is incorporated by this reference and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	SunCoke Energy, Inc. press release dated March 17, 2020.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOKE ENERGY, INC.

By:	/s/ Fay West
Fay West
Senior Vice President and
Chief Financial Officer

DATED: March 17, 2020